Exhibit 5.10

VIA SEDAR

Ontario Securities Commission, as Principal Regulator

British Columbia Securities Commission

Alberta Securities Commission

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Sierra Metals Inc. (the “Company”)

Short Form Base Shelf Prospectus dated June 29, 2017 (the “Prospectus”)

Consent of Qualified Person

This letter is being filed in respect of (i) the Yauricocha Mine Consolidated Mineral Reserve Estimate as of December 31, 2016 (the “Yauricocha Reserve Estimate”) as set out in the Amended and Restated Annual Information Form for the year ended December 31, 2106 dated June 29, 2017 of Sierra Metals Inc. (the “Amended and Restated 2016 AIF”) referenced in the Prospectus or any document incorporated by reference therein, and (ii) the Company’s registration statement on Form F-10 (Registration No. 333-218076) and any amendments thereto filed under the United States Securities Act of 1933, as amended, and the documents incorporated by reference therein (the “Registration Statement”).

I hereby consent to (i) the filing of the Amended and Restated 2016 AIF containing the Yauricocha Reserve Estimate as an exhibit to the Registration Statement, (ii) the use of the Yauricocha Reserve Estimate in the Prospectus, and (iii) the use of my name and reference to the Yauricocha Reserve Estimate prepared by me, or portions thereof, in the Prospectus and to the inclusion or incorporation by reference of information derived from the Yauricocha Reserve Estimate prepared by me in the Prospectus. I also hereby confirm that I have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Yauricocha Reserve Estimate or within my knowledge as a result of the services I performed in connection with the Yauricocha Reserve Estimate.

[Signature page follows]

Dated this   29   day of   June   , 2017.

/s/ Gordon Babcock
Gordon Babcock, P. Eng

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